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Exhibit 10.46

CHANGE OF CONTROL AGREEMENT

        This Change of Control Agreement (the "Agreement") is made effective as of March 28, 2005, between Wireless Facilities, Inc. ("WFI") and William E. Clift ("Clift"), subject to WFI's Board of Directors' approval.

        A.    Clift is presently employed as WFI's President of its WNS-US Division pursuant to an offer letter dated November 5, 2004 (the "Offer Letter").

        B.    Clift and WFI desire to memorialize in writing their understanding regarding vesting of stock options and stock appreciation rights granted to Clift under WFI's equity incentive plans in the event of a Change of Control.

        Therefore, in consideration of the promises and the mutual covenants contained below, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

        1.    Vesting Upon Change of Control.    Upon the closing of a transaction the constitutes a Change of Control (as defined in paragraph 3(a) below), the vesting of 50% of all stock options and stock appreciation rights granted to Clift under WFI's equity incentive plans that as of the date of such Change of Control remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in such stock option, stock appreciation right and/or WFI equity incentive plan. Upon a Triggering Event (as defined in paragraph 2(b) below), the remaining unvested portion of any stock options and stock appreciation rights shall immediately vest.

        2.    Definition of Change of Control and Triggering Event.

        (a)   A Change of Control means: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of WFI; (ii) a merger or consolidation of WFI with or into another entity after which the stockholders of WFI immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board of Directors consisting of fewer than a majority of Incumbent Directors ("Incumbent Directors" shall mean directors who either (A) are directors of WFI as of the date hereof, or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of WFI.

        (b)   A Triggering Event means (i) Clift's termination from employment; (ii) a material change in the nature of Clift's role or job responsibilities so that Clift's job duties and responsibilities after the Change of Control, when considered in their totality as a whole, are substantially different in nature from the job duties Clift performed immediately prior to the Change of Control; or (iii) the relocation of Clift's principal place of work to a location of more that thirty (30) miles from the location Clift was assigned to immediately prior to the Change of Control, subject to his current travel and relocation agreement with WFI.

        (c)   "Cause" means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Clift with respect to Clift's obligations or otherwise relating to the business of WFI; (ii) Clift's material breach of this Agreement or WFI's standard form of confidentially agreement; (iii) Clift's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (iv) Clift's willful neglect of duties or poor performance. Notwithstanding the foregoing, a termination under subsection iv shall not constitute a termination for "Cause" unless WFI has first given Clift written notice of the offending conduct (such notice shall include a description of remedial actions that WFI reasonably deems appropriate to cure such offending conduct) and a thirty (30) opportunity to cure such offending conduct. In the event WFI terminates Clift' employment under subsection iv, WFI agrees to participate in binding arbitration, if requested by Clift, to determine whether the cause for termination was willful neglect of duties or poor performance as opposed to some other reason that does not constitute Cause under this Agreement.

        3.    General Provisions.    Except as set forth in this Agreement, the terms of the Offer Letter remain unchanged. Nothing in this Agreement is intended to change the at-will nature of Clift's employment with WFI. This Agreement and the Offer Letter, including the Additional Terms and Conditions attached thereto and the Proprietary Information and Innovations Agreement signed by Clift, constitute the entire agreement between Clift and WFI with respect to Clift's employment with WFI. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties.

WILLIAM E. CLIFT
Dated:	/s/ WILLIAM E. CLIFT
WIRELESS FACILITIES, INC.
Dated:	By:	/s/ ERIC DEMARCO Eric DeMarco, Chief Executive Officer

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  Exhibit 10.46
CHANGE OF CONTROL AGREEMENT